Exhibit (a)(5)(D)

For Immediate Release

CONTACTS:

Tony Rossi

Financial Profiles

trossi@finprofiles.com

Simon Coope

MacKenzie Partners, Inc.

(212) 929-5085

scoope@mackenziepartners.com

FINAL RESULTS OF STEEL EXCEL INC.’S TENDER OFFER

FOR SHARES OF IGO, INC.

SCOTTSDALE, Ariz., and WHITE PLAINS, N.Y., AUGUST 28, 2013 – Steel Excel Inc. (Other OTC: SXCL) (“Steel”) and iGO, Inc. (NASDAQ: IGOI) (the “Company”) today announced the final results of Steel’s tender offer for up to 1,316,866 of the outstanding shares of common stock of the Company for $3.95 per share, net to the seller in cash without interest and less any applicable withholding taxes.

Computershare Trust Company, N.A., the depositary for the tender offer, has completed its verification process and advised that, as of the expiration of the guaranteed delivery period associated with tender offer on August 27, 2013, a total of 2,058,422 shares of the Company’s common stock were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 68.8% of the outstanding shares of the Company’s common stock on a fully diluted basis as of July 11, 2013.

On August 23, 2013, Steel accepted for payment 1,316,866 shares of the Company’s common stock that were validly tendered and not properly withdrawn pursuant to the tender offer. Because the tender offer was oversubscribed, the number of shares of the Company’s common stock that Steel accepted for purchase from each of the tendering stockholders has been prorated.  The final proration factor, as reported by the depositary, is approximately 63.9744% of the tendered shares.

Payment for shares of the Company’s common stock accepted for payment by Steel, based on the final proration factor and any adjustments to avoid purchases of fractional shares of the Company’s common stock, will be made promptly in accordance with the terms of the tender offer. All shares of the Company’s common stock tendered but not accepted for payment in the tender offer will be returned to the tendering stockholders.

About iGO, Inc.

iGO, Inc. offers a full line of innovative accessories for almost every mobile electronic device on the market.  Whether consumers want to power, protect, listen to, share, cool, hold or connect to their devices, iGO has the accessories they need.

iGO’s products are available at www.igo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.

iGO is a registered trademark of iGO, Inc. All other trademarks or registered trademarks are the property of their respective owners.

About Steel Excel Inc.

Steel Excel Inc., through its two business segments, Steel Energy Ltd. and Steel Sports Inc., is committed to acquiring, strengthening and growing profitable businesses. Steel Energy provides well servicing, workover and other services to the oil and gas industry. Steel Sports is a network of branded participatory and experience-based businesses engaged in sports, training, entertainment and consumer lifestyle. More information is available at Steel Excel’s website: www.steelexcel.com.

Forward-looking statements

Certain statements made in this press release are “forward-looking statements.” Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as “believes”, “expects”, “may”, “should”, “intend” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.  These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from iGO, Inc.’s or Steel Excel Inc.’s expectations and projections. Risks and uncertainties include, among other things, the ability to effect the transactions on a timely basis or at all, business effects, including effects of industry, economic or political conditions outside either company’s control, as well as other cautionary statements contained in iGO, Inc.’s periodic reports filed with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2012, and in Steel Excel Inc.’s periodic reports filed with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 31, 2012. Neither iGO, Inc. nor Steel Excel Inc. undertakes to update the disclosures made herein, and you are urged to read their respective filings with the Securities and Exchange Commission.

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